Exhibit 10.1

Dated January 20, 2026

Between

SAGTEC GROUP SDN BHD

(REGISTRATION NO.: 201801021489 (1283508-P))

(“Funder”)

And

STATEIGHT SDN BHD

(REGISTRATION NO.: 201001024541 (908403-H))

(“Developer”)

PROJECT FUNDING AGREEMENT

This Project Funding Agreement (“Agreement”) is dated January 20, 2026.

BETWEEN:

(1)	SAGTEC GROUP SDN BHD (Registration No.: 201801021489 (1283508-P)), a company incorporated in Malaysia with its registered address at [No.64, Jalan Besar Kepong, Pekan Kepong, 52100 Kuala Lumpur] (“Funder”);

AND

(2)	STATEIGHT SDN BHD (Registration No.: 201001024541 (908403-H)), a company incorporated in Malaysia with its registered address at [No. 23, Jalan Merbau Impian 1, Taman Impian, 28300 Triang, Pahang] (“Developer”).

RECITALS

(A)	The Developer has obtained a master development order (Kebenaran Merancang) from the Sepang Municipal Council (“MP Sepang”) dated 25 April 2024 (“Master Development Order’’) for the development of a landed strata housing scheme (in two (2) phases) comprising:

(i)	eighty-four (84) units of townhouses (20’ - 40’ x 75’); and

(ii)	one (1) unit of electrical substation,

(collectively, the “Master Development”), to be built on a piece of land held under master title [Lot 688, Pekan Sg. Pelek, Mukim Sepang, Daerah Sepang, Selangor Darul Ehsan] (“Project Land”).

(B)	Phase 1 of the Master Development has been completed by the Developer on [***] and the Developer now intends to proceed with Phase 2 of the Master Development.

(C)	By a letter of approval dated 25 June 2025, MP Sepang has approved the building plans for Phase 2 of the Master Development (“Approved Building Plan”), comprising:

(i)	thirteen (13) units of Garden Villa (40’ x 75’);

(ii)	thirteen (13) units of Type A Town Houses (Rumah Bandar Jenis A) (20’ x 75’); and

(iii)	thirteen (13) units of Type B Town Houses (Rumah Bandar Jenis B) (20’ x 75’).

For the purposes of this Agreement, Phase 2 of the Master Development shall hereinafter be referred to as the “Project”. A copy of the Approved Building Plan is annexed hereto as Annexure 1.

(D)	The Developer has requested, and the Funder has agreed, to advance to the Developer the Fund (as defined herein), upon the terms and conditions set out in this Agreement, for the purpose of facilitating the construction and development of the Project.

(E)	The Parties acknowledge and agree that the Funder has entered into this Agreement in reliance upon, inter alia, the validity, subsistence and continued enforceability of the Master Development Order, the Approved Building Plan and all other material approvals, consents, licences and permits relating to the Project, which shall remain valid and in full force and effect throughout the tenure of this Agreement.

It is agreed as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires the following expressions shall bear the following meanings:

Agreement	means this project funding agreement made between the Funder and the Developer wherein the Funder has agreed to advance to the Developer the Fund in accordance with the terms herein, as may be amended by the parties hereto in accordance with the terms herein from time to time;

Approved Building Plan	has the meaning as defined in Recital (C);

Business Day	means a day (excluding Saturday, Sunday and Public Holidays) on which banks are open for business in Kuala Lumpur and Selangor;

Encumbrances	means all and any claim, charge, lien, caveat, encumbrance, easement, interest and/or restraint whatsoever which prevent the dealing of the Land and for this purpose, “dealing” shall have the same meaning as defined under the National Land Code 1965;

Event of Default	means any event specified in Clause 8.1;

Fund	means the sum of Ringgit Malaysia Two Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (RM2,666,666.00) to be made available by the Funder in favour of the Developer upon the terms and conditions herein contained and where the context permits or requires;

Existing Shareholder	means [Kekal Development Sdn Bhd & Chia Jian Xiang], the existing shareholder of the Developer who holds [250,000] ordinary shares in the Developer, representing hundred per cent (100%) of the issued share capital of the Developer;

Funder’s Units	has the meaning as defined in Clause 4.1.1;

Master Development	has the meaning as defined in Recital (A);

Permitted Purpose	has the meaning as defined in Clause 2.3.1;

Project	has the meaning as defined in Recital (C);

Project Land	has the meaning as defined in Recital (A);

Share Charge	has the meaning as defined in Clause 4A.1;

Tenure	has the meaning as defined in Clause 2.2.1; and

Warranties	means all statements of fact herein and the representation and warranties set out in Schedule 1 or otherwise as provided in this Agreement.

2.	The Fund

2.1	Fund

At the request of the Developer, the Funder is agreeable to make available the Fund to the Developer, subject to the terms and conditions contained herein.

2.2	Tenure

2.2.1	Subject always to the Funder’s right to recall the Fund pursuant to the provisions in this Agreement, the tenure of the Fund shall expire on the earlier of:

(a)	the date on which the Certificate of Completion and Compliance (CCC) is issued by the relevant authority in respect of the Project or the relevant phase of the Project (as applicable); or

(b)	the date falling forty (40) months from the date of the first disbursement of the Fund,

(“Tenure”).

2.3	Purpose

2.3.1	The Developer shall utilise the Fund strictly and solely for the purpose of construction, development and such other project-related costs of the Project (or for such other purposes as may be permitted by the Funder in writing) (“Permitted Purpose”). The Funder shall be entitled to request reasonable information on utilisation of the Fund, and the Developer shall promptly provide such information.

2.3.2	Notwithstanding the foregoing provisions and for the avoidance of any doubt, the rights of the Funder shall not be prejudiced, waived, diminished, reduced or affected in any manner whatsoever by reason that all or any part of the Fund is utilised by the Developer for any purpose other than the Permitted Purpose (whether or not the Funder has notice of that fact).

3.	Disbursement of the fund

3.1	The disbursement of the Fund shall be subject to the satisfaction (or waiver in writing by the Funder) of the following conditions precedent within seven (7) days from the date of this Agreement (“Conditions Fulfilment Period”):

3.1.1	the execution and delivery of this Agreement and the security document(s) in respect of the Share Charge, in form and substance satisfactory to the Funder; and

3.1.2	the completion of legal, financial and such other due diligence as the Funder may require on the Developer and the Project, with results satisfactory to the Funder, including verification of the Developer’s legal and beneficial interests in the Project Land and its capacity and authority to undertake the Project (including, without limitation, the Developer’s developer’s licence and the development order granted for the Project).

3.2	The Funder shall disburse the Fund to the Developer within seven (7) days from the date when all the Conditions Precedent (other than the conditions which have been waived by written agreement of the Lender) have been fulfilled.

3.3	If any Condition Precedent is unfulfilled by the expiration of the Conditions Fulfilment Period, the Funder may terminate this Agreement by giving written notice to the Developer and thereafter, this Agreement shall forthwith terminate and neither Party shall have any further claim against the other pursuant to this Agreement save for any antecedent breach.

4.	Repayment of Fund

4.1	Repayment of Fund

4.1.1	Transfer of Units

The Parties hereby agree that the Developer shall repay the Fund in full on or before the expiry of the Tenure by transferring to the Funder the following completed residential units within the Project (collectively, the “Funder’s Units”):

(a)	six (6) units of Town Houses (Rumah Bandar), comprising three (3) Type A units of [1500] sq. ft. each and three (3) Type B units of [1500] sq. ft. each; and

(b)	two (2) units of Garden Villas of [3000] sq. ft. each,

provided that:

(i)	the size of each individual Funder’s Unit may vary by not more than plus or minus [two percent (±2%)] of its specified size (“Permitted Tolerance”); and

(ii)	each Funder’s Unit shall be of no less favourable location, orientation, layout and specifications than comparable units offered for sale to third-party purchasers in the Project.

4.1.2	Shortfall in Size

If any Funder’s Unit falls short of Permitted Tolerance (“Shortfall”), the Funder shall be entitled, at its absolute discretion, by written notice to the Developer, to require the Developer to either:

(a)	deliver such additional unit(s) acceptable to the Funder as may be necessary to fully make up the Shortfall; or

(b)	pay the shortfall in cash calculated using the following formula:

Cash Shortfall	=	Difference in size (in sq. ft.) x Average Sale Price per sq. ft.

For the purpose of this Clause, “Average Sale Price per sq. ft.” shall mean the average transacted price per sq. ft. (net of rebates, incentives and discounts) of comparable units within the Project as at the date of calculation, as reasonably determined by the Funder, and such determination shall be final and binding in the absence of manifest error.

For the avoidance of doubt, all transaction costs (including stamp duty and legal fees) chargeable for the assignment and/or transfer of the Funder’s Units in favour of the Funder shall be borne by the Developer.

4.1.3	Meaning of “Transfer”

For the purposes of Clause 4.1.1, “transfer” of a Funder’s Unit shall only be deemed completed when:

(a)	a valid and enforceable sale and purchase agreement, deed of assignment (by way of transfer) (and/ or other relevant transfer instruments) have been executed in favour of the Funder;

(b)	vacant possession of the relevant Funder’s Unit has been delivered to the Funder;

(c)	the relevant strata title or individual title (as applicable) has been issued and duly transferred and registered in the name of the Funder;

(d)	the Funder has obtained both legal and beneficial ownership of the relevant Funder’s Unit free from all encumbrances, liens, caveats and third-party interests; and

(e)	all instruments of transfer have been duly stamped, lodged and registered, with all supporting title documents delivered to the Funder.

4.1.4	Cash Repayment Fallback

If the Developer fails, is unable or refuses to transfer all or any of the Funder’s Units on or before the expiry of the Tenure:

(a)	the Funder shall be entitled, by written notice to the Developer, to require the Developer to immediately repay the Fund in full in cash within seven (7) days of such notice; and

(b)	such cash repayment shall be without prejudice to the Funder’s rights to enforce any security, to claim damages, to seek specific performance or injunctive relief and exercise any other rights available at law or under this Agreement.

4.2	Interest

4.2.1	There shall be no interest chargeable on the Fund, provided that the Fund is repaid in accordance with Clause 4.1.

4.2.2	Late Delivery Interest

If the Developer fails to transfer all or any of the Funder’s Units on or before the expiry of the Tenure, the Developer shall pay to the Funder interest on the Fund at the rate of [eight percent (8%)] per annum, calculated on a daily basis from the expiry of the Tenure until the actual date of delivery of the Funder’s Units.

~~4.2.3~~	~~Late Payment Interest~~

~~If the Developer fails to repay the Fund in cash immediately upon written demand by the Funder pursuant to Clause 4.1.4, the Developer shall pay to the Funder interest on the outstanding Fund at the rate of [eight percent (8%)] per annum, calculated on a daily basis from the date of such demand until the date of actual payment in full.~~

4.2.4	Any interest payable pursuant to Clauses 4.2.2 or 4.2.3 shall be deemed to be a debt immediately due and payable by the Developer to the Funder and shall be recoverable without prejudice to any other rights or remedies available under this Agreement or at law. For the avoidance doubt, the interests chargeable pursuant to Clauses 4.2.2 or are default charges and not interest on the Fund, and are intended solely as agreed liquidated damages and compensation to the Funder for the Developer’s delay in delivery/repayment, and shall not be construed as consideration for the lending or advancement of money within the meaning of the Moneylenders Act 1951.

4A.	Security

4A.1	As security for the due and punctual performance of all obligations of the Developer under this Agreement, the Developer shall cause and procure that the Existing Shareholder grants in favour of the Funder a third party share charge over fifty per cent (50%) of his shares in the Developer (“Share Charge”).

4A.2	The Share Charge shall constitute a continuing security and shall remain in full force and effect until all obligations of the Developer under this Agreement have been irrevocably and unconditionally discharged in full.

4A.3	The security created pursuant to this Clause shall be in addition to and without prejudice to any other rights or remedies of the Funder under this Agreement or at law.

4A..4	Upon the occurrence of an Event of Default, the Funder shall be entitled, without further notice, to enforce the Share Charge in such manner as it deems fit.

5.	Undertakings of the Developer

5.1	Affirmative Covenants

The Developer hereby undertakes and covenants with the Funder that, at all times during the continuance of this Agreement and so long as there are monies due, owing and payable by the Developer to the Funder under this Agreement:

(a)	Ranking: the liabilities of the Developer under this Agreement shall rank in priority to all other unsecured liabilities (both actual and contingent) of the Developer except:

(i)	liabilities which are subject to liens or rights of set off arising in the normal course of trading;

(ii)	liabilities which are preferred solely by Malaysian law; and

(iii)	liabilities which have been disclosed and agreed to by the Funder in writing;

(b)	Consents: the Developer shall obtain and promptly renew from time to time, and shall promptly deliver to the Funder certified copies of any authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation as may be necessary or desirable to ensure the validity, enforceability or priority of the liabilities and obligations of the Developer or the rights of the Funder under this Agreement and the Developer shall comply with the terms of the same;

(c)	Default: the Developer shall forthwith notify the Funder of:

(i)	the occurrence of any Event of Default immediately upon the Developer becoming aware of its occurrence or that such Event of Default is likely to occur;

(ii)	the commencement of any litigation, arbitration or administrative proceedings concerning the Developer;

(iii)	the occurrence of any material and adverse change in the assets, business, revenues or financial condition or prospect of the Developer; or

(iv)	any other occurrence of which the Developer becomes aware which in the reasonable opinion of the Developer might adversely affect the ability of the Developer to fully comply with the obligations of the Developer hereunder, and the Developer shall provide the Funder with full details of any steps which the Developer is taking, or is considering taking, in order to remedy or mitigate the effect thereof or otherwise in connection with it;

(d)	Compliance: the Developer shall utilise the Fund solely for the Permitted Purpose;

(e)	Obligations: the Developer shall timeously perform and carry out any and all of the obligations of the Developer under this Agreement, including, but not limited to, prompt and punctual payments of all monies due hereunder;

(f)	No Disposal or Encumbrance: the Developer shall not, without the prior written consent of the Funder, sell, transfer, assign, charge, encumber or otherwise dispose of or create any security interest over:

(i)	the Project Land or any part thereof; or

(ii)	any of the Funder’s Units;

(g)	Funder’s Units: the Developer shall ensure that the Funder’s Units are:

(i)	reserved exclusively for the Funder;

(ii)	not sold, offered for sale, pledged, charged or otherwise encumbered in favour of any third party; and

(iii)	completed and transferred free from all encumbrances;

(h)	Change in Shareholding and Control: the Developer shall not permit any change in its shareholding structure, control or management, nor permit the Existing Shareholder to transfer, encumber or otherwise deal with his shares in the Developer (including the charged shares), without the prior written consent of the Funder;

(i)	Maintenance of Approvals: the Developer shall maintain in full force and effect all development orders, building plans, licences and approvals required for the Project and shall not amend, surrender or vary the same without the prior written consent of the Funder;

(j)	Progress Reporting: the Developer shall provide the Funder with periodic written updates on the construction progress of the Project and the Funder’s Units at such intervals and in such form as the Funder may reasonably require.

5.2	Roles and Responsibilities of the Developer

The Developer hereby covenants with the Funder that it shall at its own costs and expenses:

(a)	apply and maintain all necessary approvals, licenses and permits in its capacity as the developer for the purpose of the Project;

(b)	assume the role of developer for the Project, including but not limited to, overseeing, managing and exercising sole control over the entire management of the Project (including but not limited to project management, sales and marketing, and such other functions which are necessary or required for the Project’s appraisal, design, commencement, construction and completion);

(c)	manage and implement the development of the Project including but not limited to the appointment of any contractor, consultant, suppliers and/or subcontractor in relation thereto;

(d)	design, develop, build and complete the Project;

(e)	operate and maintain the Housing Development Account of the Project;

(f)	pay all costs and expenses required in fulfilling its duties, obligations and responsibilities as set out in this Agreement without delay upon demand by the Appropriate Authorities or any relevant parties;

(g)	manage the Project during the developer management period in accordance with the Strata Management Act 2013;

(h)	prior to the commencement of any work under this Agreement, to effect and maintain, and shall cause any contractor or sub-contractor, whether nominated or otherwise, to effect and maintain, such sufficient insurance as are necessary to the Developer, or to any such contractor or sub-contractor, as the case may be, in respect of personal injuries or death arising out of or in the course of or by reason of the execution of the Project and in respect of injury or damage to property, real or personal, arising out of or in the execution of the Project and caused by any negligence, omission, breach of contract or default of the Developer or any contractor or sub-contractor, whether nominated on otherwise, or of any servants or agents of the Developer or any such contractor or sub-contractor whether nominated or otherwise, with a copy of the insurance policy being extended to the Funder. Such insurance shall be maintained until completion of the Project; and

(i)	procure and maintain throughout the duration of the Project, a valid Housing Developer License issued by the Ministry of Housing and Local Government pursuant to the Housing Development (Control and Licensing) Act 1966.

5.3	Any breach of this Clause 5 shall constitute an Event of Default for the purposes of Clause 8.

6.	Representation and Warranties

6.1	The Developer hereby represents and warrants to the Funder that the information and statements set out in the Warranties in this Agreement are true, accurate and correct in all respects at the date of this Agreement and will continue to be so at all times during the continuance of this Agreement.

6.2	The Developer acknowledges that the Funder has entered into this Agreement and has made available the Fund in reliance on the truth, accuracy and correctness of the Warranties.

6.3	Each of the Warranties is separate and is to be construed independently of the others and is not limited by reference to any of the others.

6.4	If the Developer shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect, the Developer shall immediately notify the Funder in writing fully thereof.

7.	Payments

7.1	By the Developer

All payments to be made by the Developer to the Funder or for the account of the Funder under this Agreement, shall be made in Ringgit Malaysia not later than 11.30 a.m. (Kuala Lumpur time) on the relevant day to the Funder’s account as advised by the Funder in writing and notified to the Developer from time to time.

7.2	Withholdings

All payments which are to be made by the Developer under this Agreement shall be made in full and without any deduction or withholding (whether in respect of set off, counterclaim, duties, taxes, interests or otherwise) UNLESS such deduction or withholding is required by law, in which case the amount payable by the Developer shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Funder receives and retains a net amount equal to the sum which the Funder would have received and so retained had no such deduction or withholding been made or required to be made.

7.3	Date

If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the preceding Business Day.

8.	Default

8.1	Events of Default

An Event of Default shall be deemed to have occurred for the purposes of this Agreement in the event that any of the following takes place:

8.1.1	failure to deliver Funder’s Units: the Developer fails to deliver any of the Funder’s Units on or before the expiry of the Tenure, or delivers units smaller than the nominal size minus the permitted ±2% variation, and such failure is not remedied within [thirty (30)] days of written notice by the Funder.

8.1.2	non-payment: the Developer fails to pay any amount due and owing to the Funder (including, without limitation, the Fund) under this Agreement whether formally demanded by the Funder or not;

8.1.3	other default: the Developer commits a breach or fails to duly and punctually perform or comply with any of its obligations under this Agreement which, in the opinion of the Funder is not capable of being remedied, or which, in the written opinion of the Funder, is capable of being remedied, is not remedied to the Funder’s satisfaction within seven (7) days from the receipt of written notice from the Funder requiring it to do so;

8.1.4	receiver: a receiver, receiver and manager, trustee or similar officer is appointed in respect of all or any part of the assets, business or revenues of the Developer;

8.1.5	arrangements with creditors: the Developer enters into or seeks to enter into any assignment for the benefit of, or other arrangement with, its creditors or any class of creditors;

8.1.6	regulatory licences: the Developer loses or ceases to hold any material approval, license, development order or other authorization required to undertake the Project; or

8.1.7	material adverse change: there occurs a material adverse change in the Developer’s financial condition or in the Project which, in the reasonable opinion of the Funder, affects the Developer’s ability to perform its obligations under this Agreement or to complete the Project.

8.2	Consequences

Upon the happening of an Event of Default as described in the Clause 8.1, all monies and obligations of the Developer under this Agreement (including the Fund) shall become due and immediately payable to the Funder, whereupon:

8.2.1	the Developer shall immediately pay the Fund to the Funder whether demanded or otherwise;

8.2.2	the Funder shall become entitled to forthwith recover the Fund and to exercise the rights and powers upon default contained in this Agreement and by law in such manner as the Funder deems fit without any previous notice to or concurrence on the part of the Developer; and

8.2.3	without prejudice to any other rights or remedies, the Funder shall be entitled to enforce the Share Charge immediately, in such manner as it deems fit, without any reference to, consent from, or further act by the Existing Shareholder.

9.	Severability

9.1	If one or more of the provisions shall be invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality or enforceability of the remaining provisions contained herein shall not be affected or impaired in any way.

9.2	The Developer shall, in any such event, execute such additional documents as the Funder may reasonably request in order to give valid, legal and enforceable effect to any provision which is determined to be invalid, illegal or unenforceable.

9.3	If any provision shall be void, illegal or unenforceable but would be valid and enforceable if read down, then that provision shall be read down to the extent necessary to render the provision valid and enforceable.

10.	General

10.1	Notices

A notice or other communication including, but not limited to, a request, demand, consent or approval to or by a party to this Agreement must be in legible writing and in English addressed to such addressed as may be notified by the parties in writing.

10.2	Governing Law and Jurisdiction

10.2.1	This Agreement is governed by the laws of Malaysia.

10.2.2	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Malaysia.

10.3	Enforceability

Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Agreement in that or any other jurisdiction.

10.4	Irregularities

This Agreement shall be binding on the Developer notwithstanding that the borrowing or incurring of liabilities under this Agreement may be invalid or in excess of the powers of the Developer or where the Developer is a corporation, of any director, attorney, agent or other person purporting to borrow or act on behalf of the Developer and notwithstanding any irregularity in such borrowing or the incurring of such liabilities, as the case may be.

10.5	No Waiver, Cumulative Remedies

10.5.1	Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the party granting the waiver.

10.5.2	A breach of or default under this Agreement is not waived by any failure or delay in exercising or partial exercise of any right, power, authority, discretion or remedy under this Agreement.

10.5.3	A right, power, authority, discretion or remedy created or arising upon a breach of or default under this Agreement is not waived by any failure or delay in the exercise, or a partial exercise, of that or any other right, power, authority, discretion or remedy.

10.6	Amendments

None of the terms or provisions of this Agreement may be altered, modified or amended except by an instrument in writing, duly executed by the Funder.

10.7	Further Assurances

If requested by the Funder from time to time to do so, the Developer shall at the own expense of the Developer promptly do, execute and deliver, and cause any relevant third person to do, execute and deliver, all such other and further acts, documents and instruments as are required or, in the opinion of the Funder, desirable to complete or for more satisfactorily giving effect to this Agreement or any assignment thereof and for more fully vesting in the Funder or its assignees all rights, remedies, powers and privileges conferred or intended to be conferred in this Agreement.

10.8	Entire Agreement

This Agreement is the entire agreement between the parties in respect of its subject matter and supersedes all previous agreements with respect to its subject matter.

10.9	Costs and Expenses

The Developer shall bear all costs and incidental expenses (including legal fees incurred by the Funder in the granting of the Fund and the preparation and negotiation of this Agreement.

10.10	Counterpart Execution

This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

10.11	Time of the Essence

Time wherever mentioned in this Agreement shall be of the essence.

10.12	Assignment

The Funder shall be entitled to novate, assign or otherwise transfer any of its rights, obligations or liabilities whether under this Agreement or any part thereof to any party in any manner whatsoever and upon such terms and conditions acceptable to the Funder, in its absolute discretion, without the consent of the Developer. The Developer shall not transfer or otherwise assign any of the obligations or liabilities of the Developer hereunder or any part thereof to any party without the prior written consent of the Funder.

10.13	Successors

This Agreement and all obligations of the Developer hereunder shall be binding upon the heirs, executors, personal representatives or successors-in-title of the Developer, and shall, together with the rights and remedies of the Funder hereunder, inure to the benefit of the Funder and its respective successors and assigns.

10.14	Force Majeure

The Funder shall not be liable for any failure on its part to perform any obligations hereunder resulting directly or indirectly from the action or inaction of any governmental or local authority or any strike, boycott, blockade, act of God, civil disturbance or cause beyond the control of the Funder.

10.15	Principal Instrument

It is hereby agreed and declared by and between the parties that for the purposes of Section 4(3) and Item 27 of the First Schedule to the Stamp Act 1949, this Agreement is instrument employed in one transaction to secure the payment of a principal amount of Ringgit Malaysia Two Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (RM2,666,666.00) only and that for the purposes of Section 4(3) and Item 27 of the First Schedule to the Stamp Act, 1949, this Agreement shall be deemed to be the principal instrument.

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Schedule 1

Warranties (Clause 6)

The Developer hereby represents and warrants to the Funder as set forth below:

1.	the Developer has full power and authority or capacity to execute, deliver and perform all of its obligations under this Agreement at all times during the validity of this Agreement and that in so doing the Developer will not contravene any law nor breach any contractual obligation on the Developer’s part with regard to the Project Land;

2.	the Developer is the legal and beneficial owner of the Project Land and has good, valid and indefeasible title thereto, free from any trust, adverse claim or competing interest, save as expressly disclosed to and approved by the Funder in writing;

3.	that the Developer is a corporation duly incorporated under the laws of Malaysia and the Developer holds a Housing Developer License issued by the Ministry of Housing and Local Government pursuant to the Housing Development (Control and Licensing) Act 1966;

4.	all consents, licences, approvals, authorisations and orders of any public or governmental authority or agency or creditors or shareholders or directors which are required or which are expedient or which are advisable for or in connection with the borrowing by the Developer, the financing by the Funder, the utilisation and repayment of the Fund and the execution, delivery, performance, legality or enforceability of this Agreement have been obtained and are in full force and effect and any conditions contained therein or otherwise applying thereto have been duly complied with;

5.	this Agreement constitutes (or will, when executed and delivered, constitute) legal, valid and binding obligations of the Developer enforceable against it in accordance with its terms and conditions;

6.	there are no outstanding notices, orders, requirements or, schemes of any federal, state, local government, authority or statutory body which will prejudicially or adversely affect the present use or continue use of the Project Land for the Project or which will subject the Developer or its successors-in-title to any onerous charge or liability concerning such use;

7.	the Developer is not in default of any conditions, covenants, restrictions and category of land use, expressed or implied, binding on the Project Land;

8.	there is presently no legal proceeding or claim of any kind in respect of the Project Land or of a nature that will affect the Project Land;

9.	the Project Land or any part thereof is not subject to any acquisition or intended acquisition by the federal government or any other authority having the power to carry out such acquisition under the Land Acquisition Act 1966 or any other related legislation thereto;

10.	the Project Land is free from all Encumbrances as of the date of this Agreement and the Developer shall not encumber or deal with the Project Land in any way after the date of this Agreement save and except as expressly provided in this Agreement or otherwise, with the consent by the Funder;

11.	as at the date of this Agreement, there is no litigation, arbitration, or administrative proceedings are presently current, or pending, or threatened and which default, litigation, arbitration or administrative proceedings, as the case may be, might adversely affect its solvency or might affect its ability to perform its obligations under this Agreement;

12.	as at the date of this Agreement, there is no liquidation or winding up proceedings have been commenced against the Developer and no steps have been taken or are being taken to appoint a receiver, receiver and manager, or liquidator to take over or to wind up the Developer;

13.	that all the information set out in the Recital hereof are true, correct and complete narration of the sequence of documentation and transaction regarding the Project Land;

14.	that there are no material facts or circumstances in relation to the Project Land within the knowledge of the Developer which have not been fully disclosed to the Funder and which if disclosed, may reasonably be expected to affect the decision of the Funder in entering into this Agreement.

<end of Schedule 1>

In Witness whereof the parties hereto have executed this Agreement the day and year first above stated.

Signed by	)
for and on behalf of	)
SAGTEC GROUP SDN BHD	)
(REGISTRATION NO. 201801021489)
(1283508-P)))
in the presence of:	)

/s/Zuria Hajar binti Mohd Adnan		/s/ Ng Chen Lok
Witness		Authorised Signatory
Name:	Zuria Hajar binti Mohd Adnan	Name:	Ng Chen Lok
NRIC No.:	930305 - 03 - 6524	NRIC No.:	870203 - 06 - 5701
		Designation:	Director

Signed by	)
for and on behalf of	)
STATEIGHT SDN BHD	)
(REGISTRATION NO. 2010024541)
(908403-H)))
in the presence of:	)

/s/ Phun See Ying		/s/ Hong Huei Hou
Witness		Authorised Signatory
Name:	Phun See Ying	Name:	Hong Huei Hou
NRIC No.:	060306 - 08 - 1152	NRIC No.:	900116 - 14 - 6583
		Designation:	Manager

ANNEXURE 1

APPROVED BUILDING PLAN